FOR IMMEDIATE RELEASE

For Information, Contact:

                                     Seymour Holtzman, Chairman of the Board
                                     Jeff Unger, Investor Relations
                                     Designs, Inc.
                                     (781) 444-7222

                                     RJ Falkner & Company, Inc.
                                     Investor Relations Counsel
                                     (800) 377-9893
                                     info@rjfalkner.com


   DESIGNS, INC. ANNOUNCES FILING OF SUPPLEMENT TO DUTCH AUCTION TENDER OFFER

(Needham, MA, December 18, 2000) -- Designs, Inc. (NASDAQ/NMS: DESI), operator of Levi's(R) and Dockers(R) Outlet By Designs stores, today announced the filing of a supplement to its Offer to Purchase dated November 14, 2000 as attached hereto and filed with the Securities and Exchange Commission (SEC), which, among other things, discusses the previously announced increase of the minimum price offered in the Company's pending Dutch Auction tender offer from $2.20 to $2.50, the extension of the expiration date for its offer to 5:00 p.m., EST, on Friday, December 22, 2000, and the clarification or elimination of certain conditions to the tender offer.

           Shareholders who have not tendered shares in the tender offer may do so before 5:00 p.m., EST, on Friday, December 22, 2000 by following the procedures for tendering shares contained in the tender offer materials, as supplemented.

           Designs, Inc. was advised by Equiserve Trust Company, the Depositary for the offer, that, as of December 15, 2000, a total of 3,472,996 shares were tendered in the offer. This includes 50,250 shares, tendered through notices of guaranteed delivery, which have not yet been received by the Depositary.

           The terms of the offer are set forth in the Company's Offer to Purchase dated November 14, 2000, as supplemented by a Supplement dated December 18, 2000. Under the terms of the offer, the Company will select the lowest single per-share purchase price that will allow it to buy 1,500,000 shares of its common stock validly tendered and not withdrawn prior to the expiration date at prices between $2.50 and $3.00 per share, in ten cent ($0.10) increments. Under applicable SEC regulations, up to an additional 315,639 shares, or 2% of the outstanding shares, may be purchased without further amending or extending the offer.

           The Company does not intend to otherwise exercise its right to purchase up to an additional 1 million shares under the tender offer.

           If the tender offer is over-subscribed, Designs, Inc. will purchase first from shareholders owning fewer than 100 shares and tendering all such shares at or below the purchase price determined by the Company and then from other shareholders tendering at or below such purchase price on a pro rata basis, as described in the Offer to Purchase.

           Any shareholder who requires tender offer materials may contact D.F. King and Co., the Information Agent for the offer, at the address and telephone number indicated below.

           Neither Designs, Inc. nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF DESIGNS, INC.'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY DESIGNS, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS DISTRIBUTED TO SHAREHOLDERS BY DESIGNS, INC. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS CAN OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT http://www.sec.gov WITHOUT CHARGE. SHAREHOLDERS CAN ALSO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, FROM DESIGNS, INC. BY ORAL OR WRITTEN REQUEST
TO: DESIGNS, INC. ATTENTION: DENNIS HERNREICH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 66 B STREET, NEEDHAM, MASSACHUSETTS, 02494, OR FROM THE COMPANY'S INFORMATION AGENT, D.F. KING AND CO., INC., AT 77 WATER STREET, NEW YORK, N.Y. 10005, TELEPHONE 800-758-5880.

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Designs, Inc. operates 107 Levi's(R)Outlet by Designs and Dockers(R)Outlet by Designs stores. These stores are located in outlet parks and malls throughout the eastern United States and Puerto Rico.

                       Supplement dated December 18, 2000
                                       to
                           OFFER TO PURCHASE FOR CASH
                                       by
                                  DESIGNS, INC.
                                       of
                   Up to 1,500,000 Shares of Its Common Stock
               At a Purchase Price Not Greater Than $3.00 Nor Less
                  Than an Increased Minimum of $2.50 Per Share

--------------------------------------------------------------------------------
     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, DECEMBER 22, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

           Designs, Inc., a Delaware corporation (the "Company"), hereby supplements and amends its offer to purchase shares of its common stock, par value $0.01 per share, at a price not greater than $3.00 nor less than an increased minimum of $2.50 per share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 14, 2000, as supplemented by this Supplement, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "offer").

           The Company will, upon the terms and subject to the conditions of the offer, determine a single per share price (not greater than $3.00 nor less than $2.50 per share), net to the seller in cash (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,500,000 shares of its common stock validly tendered and not withdrawn pursuant to the offer (or such lesser number of shares as are validly tendered at prices not greater than $3.00 nor less than $2.50 per share, or were validly tendered prior to the date hereof at prices below $2.50 but not less than $2.20 per share). The Company will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the offer, including the terms thereof relating to proration and conditional tenders. Under applicable regulations of the Securities and Exchange Commission (the "SEC"), up to an additional 315,639 shares, or 2% of the outstanding shares, may be purchased without amending or extending the offer. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration or conditional tenders will be returned.

           The Company was advised by Equiserve Trust Company, the Depositary for the offer, that, as of December 15, 2000, a total of 3,472,996 shares were tendered in the offer. This includes 50,250 shares, tendered through notices of guaranteed delivery, which had not yet been received by the Depositary. Any stockholder who requires tender offer materials may contact D.F. King and Co., the Information Agent for the offer, at the address and telephone number indicated below.

           Procedures for tendering shares are set forth in Section 3 of the Offer to Purchase. Tendering stockholders may continue to use the Letter of Transmittal which was previously circulated. While that Letter of Transmittal indicates that the Company is offering to pay $2.20 to $3.00 per share, stockholders using that Letter of Transmittal will nevertheless be subject to the increased minimum of $2.50 per share.

           As the Company announced on December 12, 2000, it has entered into a definitive agreement with Fleet Retail Finance Inc. which, among other things, completes the anticipated definitive documentation of the agreement in principle referred to under "Source and Amount of Funds" and elsewhere in the Offer to Purchase. The amendment, among other things, confirmed the Company's ability to use funds for the purchase of its stock, including pursuant to the offer.

           Condition (4) under "Certain Conditions of the Offer" in the Offer to Purchase is clarified as follows:

                               "(4) any change shall occur or be threatened in
                     the business, condition (financial or otherwise), income, operations or prospects of Designs, Inc. and its subsidiaries, taken as a whole, other than voluntary action by Designs, Inc., which in the reasonable judgment of Designs, Inc. is or may be material to the consummation of the offer or otherwise material to Designs, Inc. and its subsidiaries, taken as a whole; or"

                     The offer is subject to reasonable satisfaction of the stated conditions, and the Company is limited to reasonable discretion in determining whether any condition has been satisfied. Conditions (1) and (3) under "Certain Conditions of the Offer" in the Offer to Purchase are clarified to refer, in each case, to "the reasonable judgment of Designs, Inc." rather than "the sole judgment of Designs, Inc." as the relevant standard. All offer conditions, other than necessary government approvals, must be satisfied or waived prior to the expiration of the offer. The Company will not assert any conditions to the offer after expiration. For purposes of Condition (3), the Company would consider a decrease of more than 20% in the market price of the Company's shares to be a "significant decrease".

           For additional information regarding the Company's bank financing, reference is made to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2000, filed with the SEC on December 12, 2000, and to the text of the Second Amended and Restated Loan and Security Agreement filed as
Exhibit 10.12 to that Form 10-Q, as well as to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed with the SEC on December 18, 2000, all of which are incorporated by reference herein.

           The Company has also filed with the SEC an Amendment No. 1 to Tender Offer Statement on Schedule TO dated December 18, 2000 which includes additional information with respect to the offer, which is incorporated by reference herein. Such amendment, together with the Schedule TO and any future amendments thereto (if any), as well as reports, proxy statements and other information regarding the Company, are available through the SEC's web site at http://www.sec.gov, and may also be obtained as described under "Where You Can Find More Information" in the Offer to Purchase.

           Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal are applicable in all respects to the offer.

The information set forth herein should be read in conjunction with the Offer to Purchase, and unless the context requires otherwise, terms not defined herein which are defined in the Offer to Purchase have the meanings ascribed to them in the Offer to Purchase.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550

                    All Others Call Toll Free: (800) 755-7520